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                                  E*TRADE FUNDS
                  FIRST AMENDED AND RESTATED DISTRIBUTION PLAN

     WHEREAS, The Board of Trustees ("Board") of E*TRADE Funds ("Trust"), including the Independent Trustees (as defined herein), have concluded in the exercise of the reasonable business judgment and in light of their fiduciary duties under the Investment Company Act of 1940, as amended (the "1940 Act"), that there is a reasonable likelihood that this First Amended and Restated Plan ("Plan"), will benefit each of the series of the Trust or class of shares of any Fund (each such series or class of shares is hereinafter referred to as a "Fund" and collectively the "Funds"), listed on the attached Schedule A as Exhibit A may be amended from time to time, and the shareholders thereof;

     NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

     Section 1. The Trust is authorized to pay a fee (the "Distribution Fee") for services rendered and expenses borne in connection with the distribution of the shares of each Fund, at an annual rate with respect to each Fund not to exceed 0.75% of the average daily net assets attributable to each Fund's shares. Some or all of such Distribution Fee may be paid to the underwriter of the Fund's shares ("Underwriter") only in accordance with an Underwriting Agreement between the Trust and the Underwriter as it may be amended from time to time.

     If at any time this Plan shall not be in effect with respect to the shares of any Fund listed on the attached Schedule A, the Distribution Fee shall continue to be computed on the basis of the net assets of the shares of each Fund for which the Plan remains in effect. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Board of Trustees shall determine.

     Section 2. Some or all of the Distribution Fee paid to the Underwriter may be spent on any activities or expenses primarily intended to result in the sale of shares of the Funds, including but not limited to the following:

     (a) compensation to and expenses, including overhead and telephone expenses, of employees of the Underwriter that engage in the distribution of the Funds' shares;

     (b) printing and mailing of the Funds' prospectuses and statements of additional information, any supplements thereto and shareholder reports to prospective shareholders;

     (c) compensation to financial intermediaries and/or broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of the Funds' shares

     (d) expenses relating to the development, preparation, printing, and mailing of advertisements, sales literature, and other promotional materials describing and/or relating to the Fund;

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     (e)  expenses of holding seminars and sales meetings designed to promote the distribution of the Funds' shares;

     (f) expenses of obtaining information and providing explanations to any sales personnel of the Underwriter regarding the Funds' investment objectives and policies and other information about the Funds, including the performance of the Funds;

     (g) expenses of training and compensating any sales personnel of the Underwriter regarding the Funds; and

     (h) expenses of financing any other activities that the Underwriter determines is primarily intended to result in the sales of the Funds' shares.

     Section 3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) a majority of the Board of Trustees of the Trust and (b) a majority of the Trustees who (i) are not "interested persons" of the Trust, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 3 hereof.

     Section 5. Any person authorized to direct the disposition of monies paid or payable by the shares of the Funds pursuant to this Plan or any related agreement shall provide to the Board of Trustees of the Trust, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 6. This Plan may be terminated at any time with respect to the shares of any Fund listed on the attached Schedule A by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the shares of that Fund.

     Section 7. All agreements with any person relating to implementation of this Plan with respect to the shares of any Fund shall be in writing, and any agreement related to this Plan with respect to the shares of any Fund shall provide:

     (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

     (b) that such agreement shall terminate automatically in the event of its assignment.

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     Section 8.    This Plan may not be amended to materially increase the
amount of the Distribution Fee for any Fund permitted pursuant to Section 1 hereof until such material amendment to the Plan has been approved by a vote of at least a majority of the outstanding voting securities representing the shares of that Fund. This Plan shall be deemed to have been effectively approved with respect to the shares of any Fund if a majority of the outstanding securities representing the shares of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the shares of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the shares of the Trust. In addition, all material amendments to this Plan also shall be approved in the manner provided for approval of this Plan in Section 3 hereof.

     Section 9. As used in this Plan, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Approvals:

Distribution Plan adopted as of May 29, 2002.

First Amended and Restated Distribution Plan adopted as of November 19, 2002.

Amended and Restated Schedule A approved as of February 26, 2003.

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                              Amended and Restated
                                Schedule A to the
                                Distribution Plan

                            Name and/or Class of Fund

        E*TRADE California Municipal Money Market Fund (Sweep Class only)

             E*TRADE Government Money Market Fund (Sweep Class only)

                  E*TRADE Money Market Fund (Sweep Class only)

             E*TRADE Municipal Money Market Fund (Sweep Class only)

         E*TRADE New York Municipal Money Market Fund (Sweep Class only)

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